UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into Material Definitive Agreement

As announced on October 3, 2014, RadioShack Corporation (the “Company”) entered into definitive agreements to restructure a portion of its existing debt, providing additional near-term liquidity and serving as a first step in its efforts to effect a recapitalization of the Company. A summary of the material terms of these agreements is included below.

Loan Sale Agreement

On October 3, 2014, the Company, together with certain subsidiaries of the Company designated as credit parties, entered into a Loan Sale Agreement (the “Loan Sale Agreement”) with General Electric Capital Corporation (“GE Capital”), certain other entities party thereto (together with GE Capital, collectively, the “Sellers”), General Retail Holdings L.P. (“GRH”) and General Retail Funding LLC (“GR Funding”, and together with GRH, the “Purchasers”) and, solely with respect to Section 7(h) of the Loan Sale Agreement, Standard General Master Fund L.P. and certain of its affiliates. The Purchasers are affiliates of Standard General L.P. (“Standard General”). Pursuant to the Loan Sale Agreement, each Seller sold to the Purchasers all of such Seller’s interest in the loans, commitments and other financial accommodations to or for the benefit of the Company, as evidenced by the ABL Credit Agreement (described below), together with the instruments, documents and agreements delivered in connection with the ABL Credit Agreement. The Loan Sale Agreement relates primarily to transactions between the Sellers and the Purchasers. However, under the Loan Sale Agreement, the Company released the Sellers from specified liabilities and agreed to indemnify the Sellers for specified matters as described in Section 7 of the Loan Sale Agreement.

First Amendment to ABL Credit Agreement

On October 3, 2014, the Company, together with certain subsidiaries of the Company designated as credit parties, entered into a First Amendment to Credit Agreement (the “First Amendment”) with the lenders party thereto and Cantor Fitzgerald Securities (“Cantor”), in its capacity as the successor to GE Capital as the administrative agent for the lenders (the “Agent”). The First Amendment amends the Company’s Credit Agreement dated as of December 10, 2013 (the “ABL Credit Agreement”), among the Company, certain subsidiaries of the Company that are designated as credit parties, the lenders party thereto and GE Capital. The ABL Credit Agreement, as amended by the First Amendment, is referred to as the “Amended ABL Credit Agreement.”

The First Amendment subdivided the revolving credit commitments under the ABL Credit Agreement into (1) a facility of outstanding revolving loans that were converted into term loans on October 3, 2014 in an aggregate principal amount of up to $275,000,000, (2) a facility available solely for letters of credit in an aggregate principal amount of up to $120,000,000, and (3) a facility available solely for revolving loans in an aggregate principal amount of up to $140,000,000, in each case on the terms and subject to the conditions set forth therein.

The First Amendment includes an agreement among the parties to release the discretionary borrowing base reserves under the ABL Credit Agreement, and restore the methods used to calculate the borrowing base to those used in December 2013, in each case until the earlier of an event of default and March 15, 2015. After such time, the lenders may impose discretionary reserves and change the method of calculating the borrowing base. These changes increased the amount of borrowing availability as of October 3, 2014 by approximately $142.3 million, which was immediately accessed by the Company. The Company incurred $31.8 million of financing fees in connection with these transactions. Up to $8.1 million of these fees will be refunded if specified refinancing transactions are completed on or prior to October 17, 2014 and, alternatively, $2.2 million of these fees will be reimbursed in specified circumstances involving the failure of the Sponsor Conversion (discussed below) to be completed.

In addition to subdividing the facilities described above, the First Amendment also amended the ABL Credit Agreement to permit the letter of credit lenders under the Amended ABL Credit Agreement to convert funded obligations owing to them into shares of a new series of preferred stock of the Company as described below under the “Recapitalization and Investment Agreement.” The First Amendment also adds an additional event of default under the ABL Credit Agreement that would result if certain steps under the Recapitalization Agreement are not completed on or before March 16, 2015. These steps include (1) entry into an amendment to, or a replacement contract for, the Company’s current contract with a third party supplier described below under the “Recapitalization and Investment Agreement,” (2) completion of the Rights Offering described below, and (3) taking the necessary actions to ensure that the Company’s board of directors is reconstituted as contemplated by the Recapitalization Agreement described below.

The First Amendment also includes certain other amendments that will become effective upon (1) a refinancing of the Credit Agreement, dated as of December 10, 2013 (the “SCP Credit Agreement”), among the Company, certain subsidiaries of the Company, the lenders party thereto, and Salus Capital Partners LLC or (2) an amendment to the SCP Credit Agreement, that incorporates these same amendments. The additional amendments to the ABL Credit Agreement include (1) eliminating the prohibition against sale/leaseback transactions, (2) permitting the sale of inventory and other assets outside of the ordinary course of business in connection with store closings, (3) permitting the sale of distribution centers, and (4) allowing the Company to amend wireless carrier contracts without the consent of the Agent.

A summary of the material terms of the ABL Credit Agreement is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission on March 4, 2014.

Recapitalization and Investment Agreement

On October 3, 2014, the Company entered into a Recapitalization and Investment Agreement (the “Recapitalization Agreement”) with GRH. Subject to the conditions set forth therein, the Recapitalization Agreement provides for, among other things:

•	The distribution by the Company to its stockholders of transferrable rights to subscribe to purchase an aggregate of 150,000 shares of preferred stock of the Company (“Preferred Stock”), at a price of $800.00 per share of Preferred Stock, during a specified period of time (the “Rights Offering”). The Preferred Stock offered pursuant to the Rights Offering will be convertible in the aggregate into 300 million shares of the common stock of the Company (“Common Stock”). The purchase price payable for Preferred Stock upon the exercise of the rights equates to $0.40 per share of Common Stock. The rights will entitle the stockholders the option to purchase their pro rata portion of the Preferred Stock offered in the Rights Offering. The Rights Offering is currently expected to be completed in the first quarter of 2015.

•	The issuance by the Company to GRH of 150,000 shares of Preferred Stock, which will be convertible into 300 million shares of the Common Stock in exchange for (1) the cancellation of outstanding letter of credit reimbursement obligations to the extent the Company contemporaneously reduces or terminates the commitments of GRH to issue (or cause to be issued) letters of credit under the Amended ABL Credit Agreement and (2) the right of the Company to receive all amounts withdrawn by GRH from its cash collateral account upon any reduction or termination by the Company of the commitments of GRH to issue (or cause to be issued) letters of credit under the terms of the Amended ABL Credit Agreement. This purchase, which will be completed concurrently with the completion of the Rights Offering, is referred to as the “Sponsor Conversion.”

•	In consideration of GRH’s obligations under the Recapitalization Agreement, the Company will issue to GRH an additional 50,000 shares of Preferred Stock, which will be convertible into 100 million shares of the Common Stock, concurrently with the completion of the Rights Offering and the Sponsor Conversion.

The percentage of equity securities that GRH and other investors will own as a result of this transaction will depend upon the level of participation, if any, in the Rights Offering. Depending upon such participation level, existing stockholders and their transferees (including affiliates of Standard General with respect to their existing holdings) will own between 20% and 50% of the Common Stock on an as-converted basis.

The terms of the Preferred Stock will be provided in a certificate of designation to be filed by the Company with the Secretary of State of the State of Delaware. Material terms of the Preferred Stock are set forth in the term sheet filed as Exhibit 99.1 to this report (“Preferred Stock Term Sheet”), which is incorporated herein by reference. Subject to certain limitations as described in the Preferred Stock Term Sheet, (1) the holders of Preferred Stock will vote together with the holders of Common Stock (on an as-converted basis) on all matters and (2) each share of Preferred Stock will be convertible into 2,000 shares of Common Stock. If the Preferred Stock is not converted into Common Stock prior to the 90th day following the issuance of the Preferred Stock, the holders of Preferred Stock will be entitled to dividends accruing at 10% per annum, which rate will increase to 20% six months after initial issuance. The Preferred Stock dividends will be payable in-kind until the date that is 18 months after initial issuance. As more fully described in the Preferred Stock Term Sheet, the conversion and voting rights of any person or group acquiring equity securities in the transaction would be limited to 34.9% of the total voting power of the Company’s voting stock so long as greater voting power would accelerate Company debt.

Under the Recapitalization Agreement, GRH is initially entitled to designate one representative to be appointed to the Company’s board of directors. The Company is obligated to effectuate this appointment as promptly as practicable. In addition, immediately following the completion of the Rights Offering and the Sponsor Conversion, the Company’s board of directors will be reconstituted to consist of the Company’s CEO, two independent directors reasonably acceptable to the Company and GRH and four individuals nominated by GRH (of which at least two must satisfy the New York Stock Exchange listing requirements for director independence). The Company and GRH will also enter into an Investor Rights Agreement providing for the director designation rights and for customary registration rights. Material terms of the Investor Rights Agreement are set forth in the term sheet filed as Exhibit 99.2 to this report, which is incorporated herein by reference.

GRH’s obligation to complete the Sponsor Conversion is subject to (1) the entry into an amendment to, or a replacement contract for, the Company’s current contract with a third party supplier (which expires by its terms on December 31, 2014) on terms that are equivalent or more favorable, taken as a whole, to the Company than the terms of the existing contract, (2) the Company having at least $100 million of available cash and borrowing capacity at January 15, 2015, and (3) Company management developing, reasonably and in good faith, an operating plan and budget for fiscal year 2016 that is accepted by the Company’s board of directors and contemplates earnings (excluding specified cash and non-cash charges) before interest, taxes, depreciation and amortization of at least $75.4 million, as well as other customary closing conditions.

The Recapitalization Agreement also contains representations, warranties and covenants, including covenants providing for the establishment of a six-person transaction committee to consist of three members designated by GRH, the Company’s CEO, the Company’s CFO and one other representative appointed by the Company. The transaction committee will oversee and coordinate discussions regarding the recapitalization transactions and the implementation of an interim operating plan for the Company.

The Recapitalization Agreement also contains restrictions on the ability of the Company to initiate, solicit or encourage any inquiries or the making of any proposal or offer that would be a competing proposal to the transactions contemplated by the Recapitalization Agreement, as well as on the Company’s ability to enter into discussions, negotiations or agreements regarding such a competing proposal. These restrictions are subject to exceptions for the Company to respond appropriately to unsolicited, bona fide proposals or offers received by the Company prior to November 17, 2014.

Under the Recapitalization Agreement, the Company is obligated to enter into a merger agreement with a newly formed, wholly owned subsidiary of the Company and seek stockholder approval of the merger promptly after the consummation of the Rights Offering. The certificate of incorporation of the Company, as the surviving corporation in the merger, would provide for an increased number of authorized shares of Common Stock that is at least sufficient to allow for conversion of all of the shares of Preferred Stock and for a decrease in the Common Stock par value to $0.01 per share.

The Recapitalization Agreement contains customary termination provisions and may be terminated by either party if the consummation of the Rights Offering and the Sponsor Conversion does not occur on or before March 15, 2015.

The foregoing descriptions of the Recapitalization Agreement, Loan Sale Agreement, the First Amendment and the ABL Credit Agreement are not complete and are qualified in their entirety by reference to the full text of these agreements, copies of which are filed as Exhibits 2.1, 10.1, 10.2 and 10.3 hereto, which are incorporated herein by this reference.

Item 3.02.	Unregistered Sales of Equity Securities

In connection with the Recapitalization Agreement described in Item 1.01 above, the Company has agreed to issue to GRH an aggregate of 200,000 shares of Preferred Stock, which will be convertible into 400 million shares of Common Stock. The issuance is subject to the modification of a supplier contract, the Company having at least $100 million of available cash and borrowing capacity at January 15, 2015 and the development of a fiscal 2016 plan satisfying certain requirements, as well as other customary closing conditions. The Company will issue the Preferred Stock to GRH pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

The information set forth in Item 1.01 of this report is incorporated herein by this reference.

Item 8.01.	Other Events.

Absent an exception, the issuance of Preferred Stock contemplated by the Recapitalization Agreement would require approval of the Company’s shareholders under the Shareholder Approval Policy of the New York Stock Exchange (the “Exchange”). The audit and compliance committee of the Company’s board of directors determined that the delay that would result from securing shareholder approval prior to the completion of these Preferred Stock issuances would seriously jeopardize the financial viability of the Company. Because of that determination, the audit and compliance committee, pursuant to an exception provided in the Exchange’s shareholder approval policy, expressly approved the Company’s reliance on such exception to seek the shareholder approval that would otherwise have been required under that policy. The Exchange has accepted the Company’s application of the exception.

In conjunction with the Rights Offering, the Company intends to initially issue Preferred Stock that would be convertible, subject to the satisfaction of all applicable conditions, into at least 400 million shares (and up to 700 million shares) of Common Stock. In reliance on the Exchange’s shareholder approval exception, the Company will notify its shareholders of its intention to issue the shares without seeking their approval at least ten days prior to the issuance of the shares.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description
2.1	Recapitalization and Investment Agreement, dated as of October 3, 2014, between RadioShack Corporation and General Retail Holdings L.P.

10.1	Loan Sale Agreement, dated as of October 3, 2014, by and among General Electric Capital Corporation, the other entities listed as Sellers, General Retail Holdings L.P. and General Retail Funding LLC, RadioShack Corporation, certain subsidiaries of RadioShack Corporation, and solely with respect to Section 7(h), Standard General Master Fund L.P., Standard General OC Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P.

10.2	First Amendment to Credit Agreement, dated October 3, 2014, among RadioShack Corporation, certain subsidiaries of RadioShack Corporation that are designated as credit parties, the lenders thereto and Cantor Fitzgerald Securities, as successor agent for the lenders

10.3	Credit Agreement, dated as of December 10, 2013, among RadioShack, certain subsidiaries of RadioShack that are designated as credit parties, the lenders parties thereto and General Electric Capital Corporation, as agent for the lenders (filed as Exhibit 10.1 to the Company’s Form 8-K filed on December 13, 2013, and incorporated herein by reference)

99.1	Certificate of Designation Term Sheet (attached as Exhibit B to the Recapitalization and Investment Agreement filed herewith as Exhibit 2.1)

99.2	Investor Rights Agreement Term Sheet (attached as Exhibit E to the Recapitalization and Investment Agreement filed herewith as Exhibit 2.1)

Forward Looking Statements.

This report contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. The Company specifically disclaims any duty to update any of the information set forth in this report, including any forward-looking statements. These statements involve a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the results discussed in our forward-looking statements, including the risk that the conditions to the transactions contemplated by the Recapitalization Agreement may not be satisfied, such transactions may not be consummated, an event of default under the Amended ABL Credit Agreement may occur, and the Company may not have continued availability of sufficient working capital. The failure to complete these transactions would have a material adverse effect on the Company’s liquidity and financial viability. Additional information regarding these and other risk factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: October 6, 2014	/s/ Holly Fielder Etlin
Holly Fielder Etlin
Interim Chief Financial Officer
(principal financial officer)

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Recapitalization and Investment Agreement, dated as of October 3, 2014, between RadioShack Corporation and General Retail Holdings L.P.

10.1	Loan Sale Agreement, dated as of October 3, 2014, by and among General Electric Capital Corporation, the other entities listed as Sellers, General Retail Holdings L.P. and General Retail Funding LLC, RadioShack Corporation, certain subsidiaries of RadioShack Corporation, and solely with respect to Section 7(h), Standard General Master Fund L.P., Standard General OC Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P.

10.2	First Amendment to Credit Agreement, dated October 3, 2014, among RadioShack Corporation, certain subsidiaries of RadioShack Corporation that are designated as credit parties, the lenders thereto and Cantor Fitzgerald Securities, as successor agent for the lenders

10.3	Credit Agreement, dated as of December 10, 2013, among RadioShack, certain subsidiaries of RadioShack that are designated as credit parties, the lenders parties thereto and General Electric Capital Corporation, as agent for the lenders (filed as Exhibit 10.1 to the Company’s Form 8-K filed on December 13, 2013, and incorporated herein by reference)

99.1	Certificate of Designation Term Sheet (attached as Exhibit B to the Recapitalization and Investment Agreement filed herewith as Exhibit 2.1)

99.2	Investor Rights Agreement Term Sheet (attached as Exhibit E to the Recapitalization and Investment Agreement filed herewith as Exhibit 2.1)